Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE APPOINTMENT OF A NEW TRUSTEE

Red Bank, N.J.  March 7, 2018  --  North European Oil Royalty Trust (NYSE-NRT)(the "Trust") reported that, in order to fill the vacancy created by Mr. Eisenstat's death, the Trustees of North European Oil Royalty Trust appointed Nancy J. F. Prue as a Trustee on March 6, 2018, with an effective date of March 15, 2018.

The Trustees have determined that Ms. Prue meets the independence standards of the rules of the New York Stock Exchange and will serve on the Audit Committee and the Compensation Committee of the Trustees of North European Oil Royalty Trust.

Nancy J. F. Prue retired in 2017 as Executive Vice President of Adams Funds, an investment management company, after 35 years with the member funds. She began her career as a research analyst and served in several roles of increasing responsibility including President and Senior Portfolio Manager of Adams Natural Resources Fund and Senior Portfolio Manager of Adams Diversified Equity Fund. Ms. Prue is a Chartered Financial Analyst and an Attorney. She is a Board member of Keswick Multi-Care, the National Association of Petroleum Analysts, and a member Maryland State Bar Association.

For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases along with other pertinent information are available on the Trust's website: www.neort.com.